The Community Financial Corporation Announces Results Of Operations For Second Quarter Of 2015

WALDORF, Md., July 20, 2015 /PRNewswire/ -- The Community Financial Corporation (NASDAQ: TCFC) (the "Company"), the holding company for Community Bank of the Chesapeake (the "Bank"), reported its results of operations for the three and six months ended June 30, 2015. Consolidated net income available to common shareholders for the three months ended June 30, 2015 increased $427,000, or 33.2%, to $1.7 million, or $0.37 per common share (diluted), compared to $1.3 million, or $0.28 per common share (diluted), for the three months ended June 30, 2014. Consolidated net income available to common shareholders for the six months ended June 30, 2015 increased $554,000, or 18.7%, to $3.5 million or $0.75 per common share (diluted) compared to $3.0 million or $0.63 per common share (diluted) for the six months ended June 30, 2014. The increase in net income was mainly due to increased net interest income. Additionally, net income was positively impacted by an increase in noninterest income and a decrease in the provision for loan losses compared to the same periods in 2014. These increases to net income were partially offset by increased noninterest expense and income tax expense.

"I am very pleased with our continued progress in increasing transaction deposits over the last several quarters. This has been achieved by providing excellent service while adding new products. Through these efforts, we have positioned the Bank to be less sensitive to rising interest rates. We are confident that our deposit acquisition successes will fund our strong loan pipeline during the third and fourth quarters," stated William J. Pasenelli, President and Chief Executive Officer. "Net interest income for the quarter met our expectations. First quarter to second quarter loan growth at $4.6 million was less than the last several quarters; however, loan interest income increased compared to the prior quarter. Loan interest income increased due to average loan growth in our higher yielding CRE portfolio and the growth of overall average loans which increased $22.0 million during the second quarter to $874.9 million compared to average loans of $852.9 million for the first quarter of 2015."

On February 6, 2015 the Company issued $23.0 million of unsecured 6.25% fixed to floating rate subordinated notes due 2025 ("subordinated notes"). On February 13, 2015, the Company used proceeds of the offering to redeem all $20 million of the Company's outstanding preferred stock issued under the Small Business Lending Fund ("SBLF") program. The subordinated notes qualify as tier 2 regulatory capital and replaced SBLF tier 1 capital. The balance of the net proceeds will be used for general corporate purposes, including, but not limited to, contributing capital to Community Bank of the Chesapeake, supporting organic growth, possible acquisitions of branches or other financial institutions should accretive acquisition opportunities arise and the payment of dividends. The subordinated notes will increase the Company's cost of funds during 2015. The Company's decision to move forward with the subordinated debt issuance during 2015 was based on a scheduled increase in the after-tax SBLF dividend rate to 9% in March 2016, a receptive market for community banks to raise sub-ordinated debt and management's belief that a simplified capital structure will improve the Company's profitability over time.

The Company exited the residential mortgage origination line of business in April 2015 and has established third party sources to fund its residential whole loan portfolio. The third party sources will allow the Company to maintain a well-diversified residential portfolio while addressing the credit needs of the communities in its footprint.

Operations – Three Months Ended June 30, 2015 compared to Three Months Ended June 30, 2014

The increase in net income available to common shareholders of $427,000 to $1.7 million for the three months ended June 30, 2015 compared to the same period in 2014 was attributable to increased net interest income of $463,000 and noninterest income of $107,000 and decreases in the provision for loan losses of $171,000 and preferred stock dividends of $50,000. These increases to net income were partially offset by increased noninterest expense of $121,000 and income tax expense of $244,000.

Net interest income increased to $9.0 million for the three months ended June 30, 2015 compared to $8.6 million for the three months ended June 30, 2014. The net interest margin was 3.60% for the three months ended June 30, 2015, a three basis point decrease from 3.63% for the three months ended June 30, 2014. The slight decrease in net interest margin was largely the result of additional interest expense related to the $23.0 million of subordinated debt issued during the first quarter of 2015 and to a lesser degree a decrease in loan yields. The decreases to net interest margin were partially offset by the positive impact from the increase in the average balance of loans as a percentage of total assets and a continued decrease in the cost of deposit funding compared to the same period of 2014.

Interest and dividend income increased by $681,000 to $10.9 million for the three months ended June 30, 2015 compared to $10.3 million for the three months ended June 30, 2014, primarily due to increased income from the growth in the average balance of loans. Interest and dividend income increased $764,000 due to growth of $64.5 million in the average balance of loans from $810.4 million for the three months ended June 30, 2014 to $874.9 million for the three months ended June 30, 2015. These increases to interest income were partially offset by decreased income from reduced yields on loans and smaller average investment balances. Average loan yields declined four basis points from 4.78% for the three months ended June 30, 2014 to 4.74% for the three months ended June 30, 2015, which resulted in a decrease of $76,000. Interest and dividend income was further reduced $12,000 as average interest-earning investment balances decreased $2.9 million from $132.8 million for the three months ended June 30, 2014 to $129.9 million for the three months ended June 30, 2015.

Interest expense increased $218,000 to $1.9 million for the three months ended June 30, 2015 compared to the three months ended June 30, 2014 due primarily to an increase in interest expense related to the $23.0 million 6.25% subordinated notes issued during the first quarter of 2015. During the three months ended June 30, 2015, interest expense increased $379,000 due to the subordinated note issuance and larger short-term debt balances, and $27,000 due to increased average balances of interest-bearing transaction deposit accounts compared to the same quarter of 2014. Additionally, interest expense increased $11,000 on savings and money market accounts, as rates increased modestly from 0.10% and 0.26%, respectively, to 0.11% and 0.27%, respectively for the second quarter of 2015. The average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures ("TRUPS"), subordinated notes, and short-term borrowings, increased from 2.35% for the three months ended June 30, 2014 to 2.80% for the comparable period in 2015. The increases to interest expense were partially offset by reductions of $51,000 due to lower average balances of long-term debt and time deposits and $149,000 due to decreases in rates paid on time deposits and long-term debt.

The issuance of subordinated debt was the primary reason the average cost of total interest-bearing liabilities increased four basis points from 0.85% for the second quarter of 2014 to 0.89% for the second quarter of 2015. However, the Company continued to make significant progress in reducing overall deposit costs, which decreased nine basis points from 0.58% for the three months ended June 30, 2014 to 0.49% for the three months ended June 30, 2015. The continued change in deposit funding contributed to the decline in the costs of deposits. Average transaction deposits, which include savings, money market, interest-bearing demand and non-interest bearing demand accounts, for the three months ended June 30, 2015 increased $61.4 million or 14.9% to $474.4 million compared to $413.0 million for the comparable period in 2014. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $19.0 million from $96.9 million for the three months ended June 30, 2014 to $115.9 million for the three months ended June 30, 2015. Average transaction accounts as a percentage of total deposits increased from 51.5% for the three months ended June 30, 2014 to 55.6% for the three months ended June 30, 2015. The Company has continued progress in changing our deposit mix to be less dependent on time deposits. In the current year, the progress in continuing to add transaction deposits has mitigated the impact of the increased interest expense associated with the $23.0 million 6.25% subordinated notes issued in the first quarter of 2015.

The provision for loan losses decreased $171,000 to $392,000 for the three months ended June 30, 2015 compared to $563,000 for the three months ended June 30, 2014 and reflected decreases in net-charge-offs for the periods used to evaluate baseline charge-off factors as well as improvements in other qualitative factors. Net charge-offs decreased $455,000 from $710,000 for the three months ended June 30, 2014 to $255,000 for the three months ended June 30, 2015.

Noninterest income increased by $107,000 to $962,000 for the three months ended June 30, 2015 compared to $855,000 for the three months ended June 30, 2014. Noninterest income increased primarily due to increases in service charges of $153,000 and bank owned life insurance ("BOLI") of $53,000. The Bank made an additional investment of $7.0 million in BOLI during the third quarter of 2014. These increases were partially offset by a reduction in gains on loans held for sale of $69,000 that reflected the Bank's exit from residential originations during the second quarter. Gains on loans sales were $7,000 for the three months ended June 30, 2015 compared to $76,000 for the three months ended June 30, 2014.

For the three months ended June 30, 2015, noninterest expense increased 1.8%, or $121,000, to $6.9 million from $6.8 million for the comparable period in 2014. The increase was primarily due to an increase in the OREO expenses and a moderate increase in other operating expenses of 2.1%, partially offset by a moderate decrease in compensation and benefits. The Company controlled the growth of salary and benefit costs by restructuring our branch organization and better aligning incentives with Company performance. Employee compensation and other operating expenses have grown at greater than historical rates over the last several years due to the Company's expanding footprint and the increased cost of compliance and regulation. The Company's noninterest expense as a percentage of average assets was 2.56% for the years ended December 31, 2014 and 2013. Prior to 2013, the Company was consistently below 2.50%. The Company is working to slow the growth of noninterest expense as a percentage of average assets based on current expansion plans and a greater ability to increase efficiencies as a result of our larger asset size. The Company's efficiency ratio and noninterest expense as a percentage of average assets for the three months ended June 30, 2015 were 68.91% and 2.54%, respectively, compared to 71.80% and 2.67%, respectively, for the three months ended June 30, 2014. The following is a summary breakdown of noninterest expense:

	Three Months Ended June 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Compensation and Benefits	$ 3,888	$ 3,992	$ (104)	(2.6%)
OREO Valuation Allowance and Expenses	334	165	169	102.4%
Other Operating Expenses	2,666	2,610	56	2.1%
Total Noninterest Expense	$ 6,888	$ 6,767	$ 121	1.8%

Operations – Six Months Ended June 30, 2015 compared to Six Months Ended June 30, 2014

The increase in net income available to common shareholders of $554,000 to $3.5 million for the six months ended June 30, 2015 compared to the same period in 2014 was attributable to increased net interest income of $1.1 million and noninterest income of $174,000 and decreases in the provision for loan losses of $197,000 and preferred stock dividends of $77,000. These increases to net income were partially offset by increased noninterest expense of $733,000 and income tax expense of $253,000.

Net interest income increased to $18.1 million for the six months ended June 30, 2015 compared to $17.0 million for the six months ended June 30, 2014. The net interest margin was 3.63% for the six months ended June 30, 2015, a one basis point increase from 3.62% for the six months ended June 30, 2014. The slight increase in net interest margin was largely the result of the positive impact of the increase in the average balance of loans as a percentage of total assets and a continued decrease in the cost of deposit funding compared to the same period of 2014. The increases to net interest margin were partially offset by additional interest expense related to the $23.0 million 6.25% subordinated notes issued during the first quarter of 2015 and, to a lesser degree, a decrease in loan yields.

Interest and dividend income increased by $1.3 million to $21.7 million for the six months ended June 30, 2015 compared to $20.4 million for the six months ended June 30, 2014, primarily due to increased income from the growth in the average balance of loans. Interest and dividend income increased $1.4 million due to growth of $60.9 million in the average balance of loans from $803.1 million for the six months ended June 30, 2014 to $864.0 million for the six months ended June 30, 2015. These increases to interest income were partially offset by decreased income from reduced yields on loans and smaller average investment balances. Average loan yields declined four basis points from 4.80% for the six months ended June 30, 2014 to 4.76% for the six months ended June 30, 2015, which resulted in a decrease in interest income of $166,000. Interest and dividend income was further reduced $44,000 as average interest-earning investment balances decreased $5.3 million from $137.0 million for the six months ended June 30, 2014 to $131.7 million for the six months ended June 30, 2015.

Interest expense increased $142,000 to $3.6 million for the six months ended June 30, 2015 compared to the six months ended June 30, 2014 due primarily to an increase in interest expense related to the $23.0 million 6.25% subordinated notes issued during the first quarter of 2015. During the six months ended June 30, 2015, interest expense increased $584,000 due to the subordinated note issuance and larger short-term debt balances and $48,000 due to increased average balances of interest-bearing transaction deposit accounts compared to the same six months of 2014. The increases to interest expense were partially offset by reductions of $76,000 due to lower average balances of long-term debt and time deposits and $414,000 due to decreases in rates paid on transaction deposits, time deposits and long-term debt. As a result of the additional subordinated debt of $23.0 million at 6.25%, the average rate paid on debt, which includes long-term debt, TRUPS, subordinated notes, and short-term borrowings, increased from 2.30% for the six months ended June 30, 2014 to 2.63% for the comparable period in 2015.

The average cost of total interest-bearing liabilities decreased two basis points from 0.86% for the six months ended June 30, 2014 to 0.84% for the six months ended June 30, 2015. The Company continued to make significant progress in reducing overall deposit costs, which declined 12 basis points from 0.60% for the six months ended June 30, 2014 to 0.48% for the six months ended June 30, 2015. The continued change in the deposit funding mix contributed to the decline in the costs of deposits. Average transaction deposits for the six months ended June 30, 2015 increased $59.7 million or 14.7% to $466.6 million compared to $406.9 million for the comparable period in 2014. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $20.2 million, or 21.5%, from $93.8 million for the six months ended June 30, 2014 to $114.0 million for the six months ended June 30, 2015. Average transaction accounts as a percentage of total deposits increased from 51.2% for the six months ended June 30, 2014 to 55.2% for the six months ended June 30, 2015. The Company has continued progress in changing the deposit mix to become less dependent on time deposits. In the current year the progress in continuing to add transaction deposits has mitigated some of the impact of the increased interest expense associated with the $23.0 million 6.25% subordinated notes issued in the first quarter of 2015.

The provision for loan losses decreased $196,000 to $570,000 for the six months ended June 30, 2015 compared to $766,000 for the six months ended June 30, 2014 and reflected decreases in net-charge-offs for the periods used to evaluate baseline charge-off factors as well as improvements in other qualitative factors. Net charge-offs decreased $561,000 from $854,000 for the six months ended June 30, 2014 to $293,000 for the six months ended June 30, 2015.

Noninterest income increased by $174,000 to $1.9 million for the six months ended June 30, 2015 compared to $1.8 million for the six months ended June 30, 2014. Noninterest income increased primarily due to increases in service charges of $186,000 and BOLI of $107,000. The Bank made an additional investment of $7.0 million in BOLI during the third quarter of 2014. These increases were partially offset by a reduction in gains on loans held for sale which were $104,000 for the six months ended June 30, 2015 compared to $144,000 for the six months ended June 30, 2014. The reduction in gains on loans held for sale reflected the Bank's exit from residential originations during the second quarter of 2015. Additionally miscellaneous fees for the six months ended June 30, 2015 decreased $44,000 compared to the same period in 2014.

For the six months ended June 30, 2015, noninterest expense increased 5.6%, or $733,000, to $13.8 million from $13.1 million for the comparable period in 2014. The increase was primarily due to an increase in other operating expenses and OREO valuation allowance and expenses. Compensation and benefits remained flat compared to the same period in the prior year. The Company controlled the growth of salary and benefit costs by restructuring our branch organization and better aligning incentives with Company performance. As previously disclosed, the Company is working to slow the growth of noninterest expenses as a percentage of average assets based on current expansion plans and a greater ability to increase efficiencies as a result of our larger asset size. The Company's efficiency ratio and noninterest expense as a percentage of average assets for the six months ended June 30, 2015 were 69.09% and 2.57%, respectively, compared to 69.84% and 2.60%, respectively, for the six months ended June 30, 2014. The following is a summary breakdown of noninterest expense:

	Six Months Ended June 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Compensation and Benefits	$ 8,033	$ 8,021	$ 12	0.1%
OREO Valuation Allowance and Expenses	553	294	259	88.1%
Other Operating Expenses	5,245	4,783	462	9.7%
Total Noninterest Expense	$ 13,831	$ 13,098	$ 733	5.6%

Financial Condition at June 30, 2015 compared to December 31, 2014

Total assets at June 30, 2015 of $1.13 billion increased $43.9 million compared to total assets of $1.08 billion at December 31, 2014. The increase in total assets was primarily attributable to growth in cash and loans partially offset by declines in securities. Net loans increased $23.5 million from $862.4 million at December 31, 2014 to $885.9 million at June 30, 2015, due primarily to increases in loans for commercial real estate, partially offset by decreases in commercial loans and residential loans. The following is a breakdown of the Company's loan portfolio at June 30, 2015 and December 31, 2014:

(dollars in thousands)	June 30, 2015%		December 31, 2014%

Commercial real estate	$ 601,270	67.12%	$ 561,080	64.34%
Residential first mortgages	143,662	16.04%	152,837	17.52%
Construction and land development	39,159	4.37%	36,370	4.17%
Home equity and second mortgages	21,068	2.35%	21,452	2.46%
Commercial loans	63,480	7.09%	73,625	8.44%
Consumer loans	396	0.04%	613	0.07%
Commercial equipment	26,804	2.99%	26,152	3.00%
	895,839	100.00%	872,129	100.00%
Less:
Deferred loan fees	1,168	0.13%	1,239	0.14%
Allowance for loan losses	8,757	0.98%	8,481	0.97%
	9,925		9,720
	$ 885,914		$ 862,409

The Bank has been working in an increasingly assertive matter to reduce classified loans by using approaches that maximize the Bank's contractual rights with each individual customer relationship. The objective is to move off the balance sheet non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe. This is being accomplished by encouraging existing classified customers to seek and obtain financing with other lenders or by the Bank enforcing its contractual rights. Management believes this strategy is in the best long-term interest of the Bank.

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) increased $2.8 million from $10.3 million or 1.18% of total loans at December 31, 2014 to $13.1 million or 1.46% of total loans at June 30, 2015. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company's policy, interest income is recognized on a cash basis for these loans. There were no non-accrual only loans at June 30, 2015 or at December 31, 2014. The Bank had 37 non-accrual loans at June 30, 2015 compared to 31 non-accrual loans at December 31, 2014. Non-accrual loans at June 30, 2015 included $10.4 million, or 80% of non-accrual loans, attributed to 18 loans representing five customer relationships classified as substandard. Non-accrual loans at December 31, 2014 included $8.8 million, or 86% of nonperforming loans, attributed to 16 loans representing six customer relationships classified as substandard. Of these loans at June 30, 2015 and December 31, 2014, four loans totaling $3.8 and $3.9 million, respectively, represented a stalled residential development project. During the second quarter of 2014, the Bank deferred the collection of principal and interest to enable the project to use available funds to build units and complete the project. The stalled development project loans are considered both troubled debt restructures ("TDRs") and non-accrual loans. Additionally at June 30, 2015 and December 31, 2014, the Bank had one TDR commercial real estate loan of $1.0 million that is greater than 90 days delinquent. These loans are classified solely as non-accrual loans for the calculation of financial ratios.

The non-accrual balance of $13.1 million as of June 30, 2015 increased $4.7 million from the first quarter March 31, 2014 balance of $8.4 million due primarily to the addition of two classified customer relationships (eight loans) totaling $3.6 million where the Bank proactively requested the customers to seek other financing as these loans approached scheduled renewal dates. The Bank is in a strong collateral position for both of these relationships.

Loan delinquency (90 days or greater delinquent and 31-89 days delinquent) increased $3.1 million from $12.1 million, or 1.39% of loans, at December 31, 2014 to $15.2 million, or 1.70% of loans, at June 30, 2015. Loans 31-89 days delinquent increased $325,000 from $1.8 million, or 0.21% of total loans, at December 31, 2014 to $2.1 million, or 0.24% of total loans, at June 30, 2015.

At June 30, 2015, the Bank had 23 accruing TDRs totaling $13.9 million compared to 19 accruing TDRs totaling $13.2 million as of December 31, 2014. The Bank added six and 15 TDRs totaling $2.3 million and $12.0 million during the six months ended June 30, 2015 and the year ended December 31, 2014, respectively. Two TDRs totaling $1.6 million were disposed of during the second quarter of 2015 due to a payoff and refinancing by another lender. The Bank had specific reserves of $447,000 on seven TDRs totaling $3.0 million at June 30, 2015 and $251,000 on five TDRs totaling $2.5 million at December 31, 2014. The following is a breakdown by loan classification of the Company's TDRs at June 30, 2015 and December 31, 2014:

	June 30, 2015		December 31, 2014
(dollars in thousands)	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$ 12,237	12	$ 10,438	9
Residential first mortgages	895	3	906	3
Construction and land development	4,329	4	4,376	4
Commercial loans	1,084	7	2,262	6
Commercial equipment	140	2	154	2
Total TDRs	$ 18,685	28	$ 18,136	24
Less: TDRs included in non-accrual loans	(4,777)	(5)	(4,887)	(5)
Total accrual TDR loans	$ 13,908	23	$ 13,249	19

The OREO balance was $6.4 million at June 30, 2015, an increase of $539,000 compared to $5.9 million at December 31, 2014. This increase consisted of additions of $1.6 million offset by valuation allowances of $374,000 to adjust properties to current appraised values and $643,000 in disposals. OREO carrying amounts reflect management's estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Non-accrual loans and OREO to total assets increased 24 basis points from 1.49% at December 31, 2014 to 1.73% at June 30, 2015. Non-accrual loans, OREO and TDRs to total assets increased 25 basis points from 2.71% at December 31, 2014 to 2.96% at June 30, 2015. Management considers classified assets to be an important measure of asset quality. Classified assets have been trending down as a percentage of total assets and in total dollars from a high point of greater than 8.45% of total assets or $81.9 million at September 30, 2011 to 4.01% of total assets or $45.1 million at June 30, 2015. Classified assets decreased $8.9 million, or 16.5%, from $54.0 million at December 31, 2014 to $45.1 million at June 30, 2015. The following is a breakdown of the Company's classified and special mention assets at June 30, 2015 and March 31, 2015 and December 31, 2014, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of June 30, 2015	As of March 31, 2015	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Classified loans
Substandard	$ 37,439	$ 40,934	$ 46,735	$ 47,645	$ 48,676	$ 68,515
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	37
Total classified loans	37,439	40,934	46,735	47,645	48,676	68,552
Special mention loans	3,683	9,385	5,460	9,246	6,092	-
Total classified and special mention loans	$ 41,122	$ 50,319	$ 52,195	$ 56,891	$ 54,768	$ 68,552

Classified loans	37,439	40,934	46,735	47,645	48,676	68,552
Classified securities	1,271	1,336	1,404	2,438	3,028	6,057
Other real estate owned	6,422	6,861	5,883	6,797	6,891	5,029
Total classified assets	$ 45,132	$ 49,131	$ 54,022	$ 56,880	$ 58,595	$ 79,638

Total classified assets as a percentage of total assets	4.01%	4.51%	4.99%	5.56%	5.97%	8.10%

The allowance for loan losses was 0.98% of gross loans at June 30, 2015 and 0.97% at December 31, 2014. There was a decrease in the general component of the allowance due to changes to general allowance factors that reflect changes in historical loss, delinquency rates and general economic conditions. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management's judgment, warrant recognition in determining an adequate allowance. The specific allowance is based on management's estimate of realizable value for particular loans. Management believes that the allowance is adequate. The Bank decreased its general allowance as a percentage of gross loans 11 basis points from 0.92% at December 31, 2014 to 0.81% at June 30, 2015. The following is a breakdown of the Company's general and specific allowances as a percentage of gross loans at June 30, 2015 and December 31, 2014, respectively.

(dollar in thousands)	June 30, 2015	% of Gross Loans	December 31, 2014	% of Gross Loans

General Allowance	$ 7,284	0.81%	$ 8,030	0.92%
Specific Allowance	1,473	0.16%	451	0.05%
Total Allowance	$ 8,757	0.98%	$ 8,481	0.97%

The most important weighted factor in the Company's allowance for loan loss methodology is the charge-off history of the loan portfolio. The historical loss experience factor is tracked over various time horizons for each portfolio segment. It is weighted as the most important factor of the general component of the allowance and has decreased as the Bank's charge-off history has improved. The following table provides a five-year trend and the current year to date and comparable year to date of the prior year of net charge-offs as a percentage of average loans.

	Six Months Ended June 30,		Years Ended December 31,
(dollars in thousands)	2015	2014	2014	2013	2012	2011	2010
Average loans	$ 863,955	$ 803,090	$ 819,381	$ 741,369	$ 719,798	$ 671,242	$ 615,887
Net charge-offs	293	854	2,309	1,049	1,937	4,101	3,736
Net charge-offs to average loans	0.07%	0.21%	0.28%	0.14%	0.27%	0.61%	0.61%

Deposits increased by 3.6%, or $31.0 million during the first six months of 2015 to $900.4 million at June 30, 2015 compared to $869.4 million at December 31, 2014. Between 2012 and 2014, the Bank increased transaction deposits, including noninterest bearing deposits, to lower its overall cost of funds. Average transaction deposits for the six months ended June 30, 2015 increased $59.8 million or 14.7% to $466.6 million compared to $406.9 million for the comparable period in 2014; of this average increase $20.2 million was attributable to non-interest bearing demand accounts. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 56.8% of total deposits at June 30, 2015. Details of the Company's deposit portfolio at June 30, 2015 and December 31, 2014 are presented below:

	June 30, 2015		December 31, 2014
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$ 132,367	14.70%	$ 122,195	14.06%
Interest-bearing:
Demand	117,238	13.02%	108,350	12.46%
Money market deposits	216,587	24.05%	211,929	24.38%
Savings	45,102	5.01%	41,499	4.77%
Certificates of deposit	389,091	43.21%	385,411	44.33%
Total interest-bearing	768,018	85.30%	747,189	85.94%

Total Deposits	$ 900,385	100.00%	$ 869,384	100.00%

Transaction accounts	$ 511,294	56.79%	$ 483,973	55.67%

The Bank uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at June 30, 2015 and December 31, 2014 were $60.5 million and $41.7 million, respectively. Reciprocal brokered deposits at June 30, 2015 and December 31, 2014 were $51.1 million and $41.6 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers.

Long-term debt and short-term borrowings increased $6.0 million from $76.7 million at December 31, 2014 to $82.7 million at June 30, 2015. During the first six months of 2015, the Company paid off a net of $4.0 million in Federal Home Loan Bank ("FHLB") long-term debt reducing the balance to $70.6 million at June 30, 2015. Short-term borrowings increased $10.0 million to $12.0 million at June 30, 2015, all of which were for terms less than six months. The Bank uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the six months ended June 30, 2015, stockholders' equity decreased $17.5 million to $99.1 million. The decrease in stockholders' equity was due to the $20.0 million payoff of SBLF preferred stock as described previously, quarterly common dividends paid of $922,000, quarterly preferred stock dividends paid of $73,000 and repurchases of common stock of $328,000. These decreases to capital were partially offset increases to equity from net income of $3.5 million, net stock related activities related to stock-based compensation and the exercise of options of $238,000 and a current year decrease in accumulated other comprehensive loss of $78,000. Increases in common stockholders' equity to $99.1 million at June 30, 2015 resulted in a book value of $21.01 per common share. The Company remains well-capitalized at June 30, 2015 with a Tier 1 capital to average assets ratio of 10.26%.

On January 1, 2015, the Company and Bank became subject to the new Basel III Capital Rules (subject to a phase-in period for certain provisions). In July 2013, the Company's primary federal regulator, the Federal Reserve, published final rules (the "Basel III Capital Rules") establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee's December 2010 framework known as "Basel III" for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions compared to the previous U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions' regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions' regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies' rules. The Basel III Capital Rules were effective on January 1, 2015. As of June 30, 2015, the Company and Bank were well-capitalized under the regulatory framework for prompt corrective action under the new Basel III Capital Rules.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake. Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1 billion. Through its 12 banking centers and five commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company's banking centers are located at its main office in Waldorf, Maryland, and eleven branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and King George and Fredericksburg, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of June 30, 2015. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands, except per share amounts )	2015	2014	2015	2014
Interest and Dividend Income
Loans, including fees	$ 10,373	$ 9,685	$ 20,550	$ 19,268
Taxable interest and dividends on investment securities	560	565	1,107	1,155
Interest on deposits with banks	2	4	6	6
Total Interest and Dividend Income	10,935	10,254	21,663	20,429

Interest Expense
Deposits	1,042	1,159	2,030	2,367
Short-term borrowings	12	1	21	7
Long-term debt	848	524	1,516	1,051
Total Interest Expense	1,902	1,684	3,567	3,425

Net Interest Income	9,033	8,570	18,096	17,004
Provision for loan losses	392	563	570	766
Net Interest Income After Provision For Loan Losses	8,641	8,007	17,526	16,238

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	90	92	148	192
Gain on sale of asset	1	7	19	7
Net (losses) gains on sale of OREO	(18)	4	(18)	4
Net (losses) gains on sale of investment securities	-	-	(1)	24
Income from bank owned life insurance	205	152	410	303
Service charges	677	524	1,262	1,076
Gain on sale of loans held for sale	7	76	104	144
Total Noninterest Income
	962	855	1,924	1,750
Noninterest Expense
Salary and employee benefits	3,888	3,992	8,033	8,021
Occupancy expense	605	654	1,235	1,219
Advertising	183	201	286	323
Data processing expense	507	381	1,025	652
Professional fees	272	288	567	518
Depreciation of furniture, fixtures, and equipment	204	182	405	367
Telephone communications	39	41	85	91
Office supplies	31	74	70	154
FDIC Insurance	190	199	388	338
OREO valuation allowance and expenses	334	165	553	294
Other	635	590	1,184	1,121
Total Noninterest Expense
	6,888	6,767	13,831	13,098
Income before income taxes	2,715	2,095	5,619	4,890
Income tax expense	1,004	760	2,087	1,834
Net Income	$ 1,711	$ 1,335	$ 3,532	$ 3,056
Preferred stock dividends	-	50	23	100
Net Income Available to Common Stockholders	$ 1,711	$ 1,285	$ 3,509	$ 2,956

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
(dollars in thousands)	(Unaudited)
Assets
Cash and due from banks	$ 29,982	$ 17,275
Federal funds sold	4,385	965
Interest-bearing deposits with banks	7,565	3,133
Securities available for sale (AFS), at fair value	38,378	41,939
Securities held to maturity (HTM), at amortized cost	85,985	84,506
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock - at cost	6,550	6,434
Loans receivable - net of allowance for loan losses of $8,757 and $8,481	885,914	862,409
Premises and equipment, net	21,418	20,586
Other real estate owned (OREO)	6,422	5,883
Accrued interest receivable	3,182	3,036
Investment in bank owned life insurance	27,432	27,021
Other assets	9,523	9,691
Total Assets	$ 1,126,736	$ 1,082,878

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$ 132,367	$ 122,195
Interest-bearing deposits	768,018	747,189
Total deposits	900,385	869,384
Short-term borrowings	12,000	2,000
Long-term debt	70,645	74,672
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	-
Accrued expenses and other liabilities	9,622	8,263
Total Liabilities	1,027,652	966,319

Stockholders' Equity
Preferred Stock, Senior Non-Cumulative Perpetual, Series C - par value $1,000;
authorized and issued 20,000 at December 31, 2014 and none at June 30, 2015	-	20,000
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 4,715,212 and 4,702,715 shares, respectively	47	47
Additional paid in capital	46,702	46,416
Retained earnings	53,125	50,936
Accumulated other comprehensive loss	(300)	(378)
Unearned ESOP shares	(490)	(462)
Total Stockholders' Equity	99,084	116,559
Total Liabilities and Stockholders' Equity	$ 1,126,736	$ 1,082,878

Selected Financial Information and Ratios
	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

KEY OPERATING RATIOS
Return on average assets	0.63%	0.53%	0.66%	0.61%
Return on average common equity	6.88	5.53	7.10	6.38
Return on average total equity	6.88	4.73	6.82	5.43
Average total equity to average total assets	9.18	11.15	9.64	11.17
Interest rate spread	3.46	3.50	3.51	3.49
Net interest margin	3.60	3.63	3.63	3.62
Cost of funds	0.78	0.76	0.74	0.77
Cost of deposits	0.49	0.58	0.48	0.60
Cost of debt	2.80	2.35	2.63	2.30
Efficiency ratio	68.91	71.80	69.09	69.84
Non-interest expense to average assets	2.54	2.67	2.57	2.60
Avg. int-earning assets to avg. int-bearing liabilities	116.88	118.62	117.38	118.45
Net charge-offs to average loans	0.12	0.35	0.07	0.21
COMMON SHARE DATA
Basic net income per common share	$ 0.37	$ 0.28	$ 0.75	$ 0.64
Diluted net income per common share	0.37	0.28	0.75	0.63
Cash dividends paid per common share	0.10	0.10	0.10	0.10
Weighted average common shares outstanding:
Basic	4,650,153	4,651,716	4,653,967	4,645,963
Diluted	4,687,201	4,669,509	4,691,015	4,662,595

	(Unaudited)
(dollars in thousands, except per share amounts)	June 30, 2015	December 31, 2014	$ Change	% Change
ASSET QUALITY
Total assets	$ 1,126,736	$ 1,082,878	$ 43,858	4.1%
Gross loans	895,839	872,129	23,710	2.7
Allowance for loan losses	8,757	8,481	276	3.3
Past due loans (PDLs) (31 to 89 days)	2,145	1,820	325	17.9
Nonperforming loans (NPLs) (>=90 days)	13,056	10,263	2,793	27.2
Non-accrual loans (NPLs + non-accrual only loans) (a)	13,056	10,263	2,793	27.2
Accruing troubled debt restructures (TDRs) (b)	13,908	13,249	659	5.0
Other real estate owned (OREO)	6,422	5,883	539	9.2
ASSET QUALITY RATIOS
Allowance for loan losses to total loans	0.98%	0.97%
Allowance for loan losses to nonperforming loans	67.07	82.64
Past due loans (PDLs) to total loans	0.24	0.21
Nonperforming loans (NPLs) to total loans	1.46	1.18
Loan delinquency (PDLs + NPLs) to total loans	1.70	1.39
Non-accrual loans to total loans	1.46	1.18
Non-accrual loans and TDRs to total loans	3.01	2.70
Non-accrual loans and OREO to total assets	1.73	1.49
Non-accrual loans, OREO and TDRs to total assets	2.96	2.71
COMMON SHARE DATA
Book value per common share	$ 21.01	$ 20.53
Common shares outstanding at end of period	4,715,212	4,702,715
OTHER DATA
Number of:
Full-time equivalent employees	176	172
Branches	12	12
Loan Production Offices	5	5
REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	10.26%	12.24%
Tier 1 common capital to risk-weighted assets	10.39	n/a
Tier 1 capital to risk-weighted assets	11.65	14.26
Total risk-based capital to risk-weighted assets	14.97	15.21

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. Interest and principal are recognized on a cash-basis in accordance with the Bank's policy if the loans are not impaired or there is no impairment.

(b)  At June 30, 2015 and December 31, 2014, the Bank had total TDRs of $18.7 million and $18.1 million, respectively, with two TDR relationships totaling $4.8 million and $4.9 million, respectively, in non-accrual status.  One TDR customer relationship of $3.8 million dollars has terms that defer the payment of principal and interest for a period of time. These loans will be classified as non-accrual loans during the entire concession period. When the customer is current and paying down the loans, the arrangement will be reported as TDRs in accordance with the Bank's ALLL policy. Additionally at June 30, 2015 and December 31, 2014, the Bank had one TDR loan of $1.0 million that is greater than 90 days delinquent. These loans are classified as non-accrual loans for the calculation of financial ratios.

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended June 30, 2015 and 2014, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended June 30,
		2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$ 874,878	$ 10,373	4.74%	$ 810,408	$ 9,685	4.78%
Investment securities, federal funds
sold and interest-bearing deposits	129,886	562	1.73%	132,771	569	1.71%
Total Interest-Earning Assets	1,004,764	10,935	4.35%	943,179	10,254	4.35%
Cash and cash equivalents	12,027			11,060
Other assets	67,356			59,104
Total Assets	$ 1,084,147			$ 1,013,343

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$ 44,897	$ 12	0.11%	$ 40,141	$ 10	0.10%
Interest-bearing demand and money
market accounts	313,633	214	0.27%	275,990	178	0.26%
Certificates of deposit	378,221	816	0.86%	389,726	971	1.00%
Long-term debt	70,649	404	2.29%	75,272	449	2.39%
Short-term debt	17,240	12	0.28%	1,991	1	0.20%
Subordinated Notes	23,000	368	6.40%	-	-	0.00%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	76	2.53%	12,000	75	2.50%

Total Interest-Bearing Liabilities	859,640	1,902	0.89%	795,120	1,684	0.85%

Noninterest-bearing demand deposits	115,907			96,876
Other liabilities	9,060			8,363
Stockholders' equity	99,540			112,984
Total Liabilities and Stockholders' Equity	$ 1,084,147			$ 1,013,343

Net interest income		$ 9,033			$ 8,570

Interest rate spread			3.46%			3.50%
Net yield on interest-earning assets			3.60%			3.63%
Ratio of average interest-earning
assets to average interest bearing
liabilities			116.88%			118.62%

Cost of funds			0.78%			0.76%
Cost of deposits			0.49%			0.58%
Cost of debt			2.80%			2.35%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended June 30, 2015
	compared to Three Months Ended
	June 30, 2014
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$ 764	$ (76)	$ 688
Investment securities, federal funds
sold and interest bearing deposits	(12)	5	(7)
Total interest-earning assets	$ 752	$ (71)	$ 681

Interest-bearing liabilities:
Savings	1	1	2
Interest-bearing demand and money
market accounts	26	10	36
Certificates of deposit	(25)	(130)	(155)
Long-term debt	(26)	(19)	(45)
Short-term debt	11	-	11
Subordinated notes	368	-	368
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	1	1
Total interest-bearing liabilities	$ 355	$ (137)	$ 218
Net change in net interest income	$ 397	$ 66	$ 463
(1) Average balance includes non-accrual loans

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the six months ended June 30, 2015 and 2014, respectively. There are no tax equivalency adjustments.

	For the Six Months Ended June 30,
		2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$ 863,955	$ 20,550	4.76%	$ 803,090	$ 19,268	4.80%
Investment securities, federal funds
sold and interest-bearing deposits	131,727	1,113	1.69%	136,993	1,161	1.69%
Total Interest-Earning Assets	995,682	21,663	4.35%	940,083	20,429	4.35%
Cash and cash equivalents	12,095			9,618
Other assets	66,869			58,881
Total Assets	$ 1,074,646			$ 1,008,582

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$ 43,641	$ 22	0.10%	$ 39,544	$ 20	0.10%
Interest-bearing demand and money
market accounts	308,988	405	0.26%	273,526	379	0.28%
Certificates of deposit	378,798	1,603	0.85%	388,424	1,968	1.01%
Long-term debt	71,584	794	2.22%	74,745	891	2.38%
Short-term debt	14,787	21	0.28%	5,429	7	0.26%
Subordinated Notes	18,425	571	6.20%	-	-	0.00%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	151	2.52%	12,000	160	2.67%

Total Interest-Bearing Liabilities	848,223	3,567	0.84%	793,668	3,425	0.86%

Noninterest-bearing demand deposits	113,982			93,787
Other liabilities	8,868			8,503
Stockholders' equity	103,573			112,624
Total Liabilities and Stockholders' Equity	$ 1,074,646			$ 1,008,582

Net interest income		$ 18,096			$ 17,004

Interest rate spread			3.51%			3.49%
Net yield on interest-earning assets			3.63%			3.62%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.38%			118.45%

Cost of funds			0.74%			0.77%
Cost of deposits			0.48%			0.60%
Cost of debt			2.63%			2.30%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Six Months Ended June 30, 2015
	compared to Six Months Ended
	June 30, 2014
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$ 1,448	$ (166)	$ 1,282
Investment securities, federal funds
sold and interest bearing deposits	(44)	(4)	(48)
Total interest-earning assets	$ 1,404	$ (170)	$ 1,234

Interest-bearing liabilities:
Savings	2	-	2
Interest-bearing demand and money
market accounts	46	(20)	26
Certificates of deposit	(41)	(324)	(365)
Long-term debt	(35)	(62)	(97)
Short-term debt	13	1	14
Subordinated notes	571	-	571
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	(9)	(9)
Total interest-bearing liabilities	$ 556	$ (414)	$ 142
Net change in net interest income	$ 848	$ 244	$ 1,092
(1) Average balance includes non-accrual loans

CONTACT: William J. Pasenelli, Chief Executive Officer, 888.745.2265